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Exhibit 99.1

Wednesday, October 20, 2004, 4:00 PM Eastern Time
Press Release

SOURCE: Isolagen, Inc.

ISOLAGEN ANNOUNCES FURTHER DEVELOPMENTS IN ITS GLOBAL
STRATEGY TO COMMERCIALIZE THE ISOLAGEN PROCESS

Company Cites Expected Benefits From Anticipated Establishment of cGMP Facility and
Anticipated Production Improvements and Capacity

HOUSTON—(PRNewswire)—October 20, 2004—Isolagen, Inc. (AMEX: ILE) announced today that it expects to establish a cGMP (current Good Manufacturing Practices) facility in the Northeast to serve as the primary manufacturing facility and management headquarters for the United States as part of its refined strategy for the global commercialization of the Isolagen Process. The Company has been engaged in the evaluation of several existing facilities that have been configured and qualified for pharmaceutical research and manufacturing activities and are expected to meet Isolagen's basic infrastructure needs for manufacturing its product candidates. The Company anticipates that this future facility, coupled with anticipated processing and delivery improvements for the Isolagen Process, will enable the Company to service its global markets from a select number of strategically located production facilities around the world. These improvements are expected to eliminate the need for numerous locally based manufacturing facilities with the further expectation of lowered costs.

The Company has been engaged in a search for an existing facility in the northeast corridor that has the capacity to satisfy the Company's United States manufacturing needs if and when its Biologics License Application (BLA) is granted. There is no assurance that favorable arrangements can be made, however, negotiations to secure a lease for such a facility are ongoing. A laboratory in Houston, Texas is expected to be retained.

"Leasing an existing facility is expected to allow us to certify a cGMP manufacturing facility on an expedited basis and without the expenditures of time and capital that would accompany new construction," stated Robert J. Bitterman, Isolagen President and CEO. "In addition, the location of the facility in an area recognized for its prevalence of large and small pharmaceutical companies will provide access to a large skilled labor pool."

Isolagen is currently in the injection phase of two pivotal phase III studies being conducted under the protocol agreement between Isolagen and the FDA in the Special Protocol Assessment (SPA). The BLA submission will include regulatory documentation to support the implementation of its Automated Cellular Expansion (ACE) system and will include additional data to demonstrate comparability of the ACE process to the existing manual system used in the clinical studies. "Once a facility is established, it will be incorporated into the BLA in order to mitigate the anticipated time between filing and commercialization," added Bitterman. Accordingly, the BLA would be expected to be filed in the second half of 2005.

The Company also announced that the anticipated processing enhancements and improved delivery logistics will eliminate the need for an Australian laboratory. Consequently, Isolagen has determined to close its facility in Australia. "We expect that closing the Australian facility will enable us to focus our scientific and management resources on process improvements, increased capacity, reduction in cost of goods sold, and enhanced delivery," stated Bitterman. The Company reiterates its commitment to the Australian market and anticipates that centralizing production and delivery will benefit Isolagen in a number of areas.

About Isolagen, Inc.

Isolagen specializes in the development and commercialization of autologous cellular therapies for soft and hard tissue regeneration. The Company's product candidates are based on its proprietary Isolagen Process. Based on the accumulated experience of the Company through its retrospective study, clinical trials and treatment of patients in the United Kingdom, the Company believes that the Isolagen Process utilizes the patient's own cells to create safe and effective therapies to treat the underlying cause of the patient's condition. Autologous cellular therapy is the process whereby a patient's own cells are extracted, allowed to multiply and then injected into the patient. Isolagen's product candidates are designed to be minimally invasive and non-surgical.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the federal securities laws. Information contained in forward-looking statements, including information relating to the proposed lease of the new facility, the anticipated cGMP certification of that facility, anticipated process and delivery improvements, and anticipated dates of filing and grant of Isolagen's BLA, is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements. Isolagen, Inc. does not undertake to update any such forward-looking statements or to publicly announce developments or events relating to the matters described herein.

Isolagen's corporate headquarters are located in Houston, TX. For further information, please see http://www.isolagen.com.

Contact:
Robert G. Partridge, VP Global Marketing and Communications—(484) 875-3099
Jeffrey W. Tomz, Chief Financial Officer and Secretary—(713) 780-4754
Kate McNeil, Investors Contact, Investor Relations Group—(212) 825-3210
John Nesbett, Investors Contact, Investor Relations Group—(212) 825-3210

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  Exhibit 99.1